Exhibit 10.4

GLOBAL POWER EQUIPMENT GROUP INC.

RESALE RESTRICTION AGREEMENT

This RESALE RESTRICTION AGREEMENT (the “Agreement”) with respect to certain stock option award agreements (the “Option Agreements”) issued under the Global Power Equipment Group Inc. 2004 Stock Incentive Plan (the “2004 Plan”) and/or the Global Power Equipment Group Inc. 2001 Stock Option Plan (the “2001 Plan”), as applicable, is made by and between Global Power Equipment Group Inc., a Delaware corporation (the “Company”), and                  (the “Holder”).

WHEREAS, the Holder has been granted one or more options (the “Options”) to acquire shares of common stock of the Company (the “Shares”) in such quantities and at the exercise prices set forth in Exhibit A hereto pursuant to the Option Agreements;

WHEREAS, the Option is fully vested and exercisable by reason of an action of the Compensation Committee of the Company’s Board of Directors effective December 14, 2005, subject to the execution of this Agreement by the Holder; and

WHEREAS, the Company and the Holder wish to impose certain resale restrictions on the Shares subject to the Options as provided herein on the terms and conditions contained herein.

NOW, THEREFORE, it is agreed as follows:

1. The Holder acknowledges that he or she has reviewed this Agreement in full.

2. The Holder agrees not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of any Shares (or any interest in any Shares) (hereinafter referred to as the “Resale Restrictions”) until the Shares have been released from the foregoing Resale Restrictions. The Holder further agrees that an appropriate restrictive legend evidencing the Resale Restrictions will be placed on the Shares until the Resale Restrictions lapse.

3. The Holder agrees that the Shares under the heading “Option Grant” in Exhibit A shall be subject to the Resale Restrictions.

4. The Resale Restrictions shall lapse with respect to each grant in accordance with the schedule set forth in Exhibit A.

5. In the event the Holder’s employment or service with the Company is terminated for any reason the Resale Restrictions shall remain in place until lapsing in accordance with the schedule set forth in Exhibit A.

6. This Agreement shall be effective as of December 14, 2005.

7. The Holder represents and warrants that he or she has full power to enter into this Agreement.

8. This Agreement, the Option Agreement and the 2001 Plan and 2004 Plan, as applicable, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior understandings and agreements of the Company and the Holder with respect to the subject matter hereof, and may not be modified except by means of a writing signed by the Company and the Holder. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. Nothing in this Agreement (except as expressly provided herein) is intended to confer any rights or remedies on any persons other than the parties. Should any provision of this Agreement be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

9. This Agreement shall be binding upon the Company and the Holder as well as the successors and assigns (if any) of the Company and the Holder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date set forth below such party’s signature.

GLOBAL POWER EQUIPMENT GROUP INC.

Name: Title: Date:

HOLDER:

Date:

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EXHIBIT A

Applicable Plan	Option Grant	Exercise Price	Resale Restriction Expiration Date

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